Exhibit 99.1
April 29, 2009
DTE Energy reports first quarter 2009 results; affirms full year earnings guidance
DETROIT — DTE Energy (NYSE:DTE) today reported first quarter 2009 earnings of $178 million, or $1.09 per diluted share, compared with $212 million, or $1.29 per diluted share, in the first quarter of 2008. Reported earnings declined primarily due to asset sales in the first quarter of 2008 that did not recur in 2009.
“DTE Energy is well positioned in these unprecedented economic times,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “The Michigan economy remains very weak and we recognize many uncertainties may challenge us going forward, especially those tied to automotive restructuring and the steel industry. We believe that our 2009 plan adequately addresses the financial pressures we’ll face this year, and we remain committed to our planned cost reductions to minimize rate impacts to our customers. Our focus remains on continuous improvement initiatives, disciplined capital investments and improving customer satisfaction.”
Operating earnings for the first quarter 2009 were $179 million, or $1.10 per diluted share, compared with first quarter 2008 operating earnings of $128 million, or $0.77 per diluted share. Operating earnings increased primarily due to the rate orders at Detroit Edison, company-wide O&M cost reduction efforts and an increase in mark-to-market gains at Energy Trading; partially offset by lower sales at Detroit Edison and lower coke demand at Power & Industrial Projects. Operating earnings exclude non-recurring items, certain timing-related items and discontinued operations. Reconciliations of reported to operating earnings are at the end of this news release.
DTE Energy also reported cash flow from operations of approximately $840 million in the first quarter of 2009, compared with approximately $890 million in 2008.
First quarter 2009 operating earnings results, by segment:
Electric Utility: Operating earnings for Detroit Edison were $0.48 per diluted share versus $0.25 in 2008. A constructive December 2008 rate order, the expiration of the temporary rate reduction in April 2008, and O&M cost reductions were partially offset by lower sales volumes.
Gas Utility: MichCon had operating earnings of $0.37 per diluted share, compared with operating earnings in the first quarter of 2008 of $0.36 per diluted share. O&M cost reductions offset increased depreciation expense and lower customer usage.
Gas Midstream: Operating earnings in this segment were $0.09 per diluted share, compared with $0.05 in 2008. Increased storage revenues and the December 2008 completion of the Millennium Pipeline were the primary drivers of the positive variance.
Unconventional Gas Production: This segment had an operating loss of $0.01 per diluted share, down from first quarter 2008 operating earnings of $0.01 per diluted share. Lower gas prices partially offset by higher production resulted in decreased operating earnings.
Power and Industrial Projects: Operating earnings in this segment were $0.02 per diluted share, compared with $0.06 in the first quarter of 2008. The primary drivers of the decrease were depreciation deferral in the first quarter 2008 as assets were held for sale and lower coke and pulverized coal production in 2009.

Energy Trading: Energy Trading had operating earnings of $0.24 per diluted share versus $0.18 per diluted share in the first quarter of 2008. This increase was primarily driven by mark-to-market gains in gas trading.
Corporate and Other: The Corporate and Other segment had an operating loss of $0.09 per diluted share compared with a loss of $0.14 in the first quarter of 2008 primarily due to lower interest and tax expense.
Outlook for 2009
DTE Energy reiterated its 2009 operating earnings guidance of $2.75 to $3.05 per diluted share.
“We are benefiting from our disciplined execution of continuous improvement initiatives that are reducing our costs,” said David E. Meador, DTE Energy executive vice president and chief financial officer. “The savings realized from these efforts during the first quarter keep us on track to achieve the $100 million of cost reductions included in our 2009 guidance. These savings will allow us to continue to provide affordable, reliable service to customers, preserve our financial strength and position our company to resume growth when economic conditions improve.”
Also today, DTE Energy successfully renewed $1 billion of its credit facility well ahead of its October 2009 maturity. This renewed credit facility, plus the $925 million credit facility that expires in October 2010, provides the company with total short-term credit capacity of $1.9 billion. As of March 31, 2009, DTE Energy had available liquidity of approximately $1.5 billion.
Conference call and webcast information
This earnings announcement is available on the company’s website at www.dteenergy.com/investors.
DTE Energy plans to conduct a conference call with the investment community hosted by Meador at 8:30 a.m. EDT Thursday, April 30, to discuss first quarter earnings results. Investors, the news media and the public may listen to a live internet broadcast of the meeting at www.dteenergy.com/investors. The telephone dial-in numbers are (877) 718-5098 or (719) 325-4821. There is no passcode. The internet broadcast will be archived on the company’s website. An audio replay of the call will be available from 1 p.m. April 30 to May 13. To access the replay, dial (888) 203-1112 or (719) 457-0820 and enter passcode 9435943.
A package of slides and supplemental information will be available and archived on the company’s website at www.dteenergy.com/investors.
DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.2 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.2 million customers in Michigan and other non-utility, energy businesses focused on gas pipelines and storage, coal transportation, unconventional gas production, and power and industrial projects. Information about DTE Energy is available at dteenergy.com.
Use of Operating Earnings Information — In this release, DTE Energy discusses 2009 operating earnings guidance. It is likely that certain items that impact the company’s 2009 reported results will be excluded from operating results. Reconciliations to the comparable 2009 reported earnings guidance is not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.

DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.
The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
Many factors may impact forward-looking statements including, but not limited to, the following: access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; instability in capital markets which could impact availability of short and long-term financing; potential for continued loss on cash equivalents and investments, including nuclear decommissioning and benefit plan assets; the length and severity of ongoing economic decline; the timing and extent of changes in interest rates; the level of borrowings; the availability, cost, coverage and terms of insurance and stability of insurance providers; changes in the economic and financial viability of our customers, suppliers, and trading counterparties, and the continued ability of such parties to perform their obligations to the Company; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and population growth or decline in the geographic areas where we do business; environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements that could include carbon and more stringent mercury emission controls, a renewable portfolio standard and energy efficiency mandates; nuclear regulations and operations associated with nuclear facilities; impact of electric and gas utility restructuring in Michigan, including legislative amendments and Customer Choice programs; employee relations and the impact of collective bargaining agreements; unplanned outages; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; the effects of competition; the uncertainties of successful exploration of gas shale resources and inability to estimate gas reserves with certainty; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; contributions to earnings by non-utility subsidiaries; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the cost of protecting assets against, or damage due to, terrorism; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; amounts of uncollectible accounts receivable; and binding arbitration, litigation and related appeals. New factors emerge from time to time. We cannot predict what factors may arise or how such factors may cause our results to differ materially from those contained in any forward-looking statement. Any forward-looking statements refer only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. This release should also be read in conjunction with the “Forward-Looking Statements” section in each of DTE Energy’s and Detroit Edison’s 2008 Form 10-K (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison.
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For further information, members of the media may contact:
Scott Simons (313) 235-8808
Lorie N. Kessler (313) 235-8807
Analysts — for further information:
Dan Miner (313) 235-5525
Lisa Muschong (313) 235-8505

DTE Energy Company
Consolidated Statements of Operations (unaudited)

	Three Months Ended
	March 31
(in Millions, Except per Share Amounts)	2009	2008
Operating Revenues	$2,255	$2,570

Operating Expenses
Fuel, purchased power and gas	960	1,266
Operation and maintenance	591	699
Depreciation, depletion and amortization	232	226
Taxes other than income	80	80
Gain on sale of non-utility business	—	(126)
Other asset (gains) and losses, reserves and impairments, net	(3)	(4)

	1,860	2,141

Operating Income	395	429

Other (Income) and Deductions
Interest expense	132	124
Interest income	(3)	(4)
Other income	(24)	(22)
Other expenses	14	14

	119	112

Income Before Income Taxes	276	317

Income Tax Provision	97	116

Income from Continuing Operations	179	201

Discontinued Operations Income (Loss), net of tax	—	12

Net Income	179	213

Less: Net Loss Attributable to the Noncontrolling Interests
Loss from continuing operations	1	1

Net Income Attributable to DTE Energy Company	$178	$212

Basic Earnings per Common Share
Income from continuing operations	$1.09	$1.22
Discontinued operations	—	0.08

Total	$1.09	$1.30

Diluted Earnings per Common Share
Income from continuing operations	$1.09	$1.22
Discontinued operations	—	0.07

Total	$1.09	$1.29

Weighted Average Common Shares Outstanding
Basic	163	163
Diluted	163	163

Dividends Declared per Common Share	$0.53	$0.53

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended March 31
	2009				2008
	Reported			Operating	Reported			Operating
(in Millions)	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings

Electric Utility	$78	—		$78	$41	—		$41

Gas Utility	61	—		61	59	—		59

Non-utility Operations
Gas Midstream	14	—		14	8	—		8
Unconventional Gas Production	(2)			(2)	82	(80	) A	2
Power and Industrial Projects	4	—		4	10	—		10
Energy Trading	40			40	31	(1	) B	30

Total Non-utility operations	56	—		56	131	(81)		50

Corporate and Other	(17)	1	B	(16)	(31)	7	B	(22)
						2	C

Income from Continuing Operations	178	1		179	200	(72)		128

Discontinued Operations	—	—		—	12	(12	) D	—

Net Income	$178	$1		$179	$212	$(84)		$128

Adjustments key
A) Gain on sale of Barnett Core.
B) Residual hedge impact from Antrim sale.
C) Residual tax true-up impact from Crete sale.
D) Results relating to discontinuance of synfuel operations.

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Three Months Ended March 31
	2009				2008
	Reported			Operating	Reported			Operating
	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings
Electric Utility	$0.48	—		$0.48	$0.25	—		$0.25

Gas Utility	0.37	—		0.37	0.36	—		0.36

Non-utility Operations
Gas Midstream	0.09	—		0.09	0.05	—		0.05
Unconventional Gas Production	(0.01)	—		(0.01)	0.50	(0.49	) A	0.01
Power and Industrial Projects	0.02	—		0.02	0.06	—		0.06
Energy Trading	0.24	—		0.24	0.19	(0.01	) B	0.18

Total Non-utility operations	0.34	—		0.34	0.80	(0.50)		0.30

Corporate and Other	(0.10)	0.01	B	(0.09)	(0.19)	0.04	B	(0.14)
						0.01	C

Income from Continuing Operations	1.09	0.01		1.10	1.22	(0.45)		0.77

Discontinued Operations	—	—		—	0.07	(0.07	) D	—

Net Income	$1.09	$0.01		$1.10	$1.29	$(0.52)		$0.77

Adjustments key
A) Gain on sale of Barnett Core.
B) Residual hedge impact from Antrim sale.
C) Residual tax true-up impact from Crete sale.
D) Results relating to discontinuance of synfuel operations.